UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 7, 2023

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	The Nasdaq Stock Market, LLC
Ordinary shares, €1.00 nominal value per share*
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 12, 2023, Spark Networks SE (the “Company”) received a letter (the “Nasdaq Staff Deficiency Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022 (the “Form 10-K”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) for the Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2.5 million. As reported on its Form 10-K, the Company reported stockholders’ deficit of approximately $(6,786,000). In addition, as of April 18, 2023, the Company did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations. The Company is also not currently in compliance with the Nasdaq continued listing requirement that the Company maintain a bid price for the Company’s American Depositary Shares (“ADS”) of above $1.00 per share. Subsequent to the receipt of the Nasdaq Staff Deficiency Letter, and prior to the deadline set forth in such letter, the Company submitted a plan to regain compliance with Nasdaq listing Rule 5550(b)(1) to Nasdaq.

On June 21, 2023, the Company received a notice (the “Notice”) from the Listing Qualifications Department of Nasdaq. The Notice advised the Company that based on Staff’s review and the materials submitted by the Company on June 5, 2023, the Staff has determined to deny the Company’s request for continued listing on The Nasdaq Capital Market.

On June 22, 2023, after evaluating its options with respect to the Staff’s determination, the Company submitted an appeal to the Nasdaq Hearings Panel (the “Hearings Panel”), which automatically stayed the suspension of trading and subsequent delisting of the Company’s ADSs pending the Hearings Panel’s decision.

On September 6, 2023, the Company received a notification from Nasdaq that Nasdaq has determined to delist the Company’s ADSs from the Nasdaq Stock Market and, accordingly, will suspend trading the Company’s ADSs effective at the open of business on September 7, 2023. The Company expects that Nasdaq will also file a Form 25-NSE with the Securities and Exchange Commission to delist the Company from the Nasdaq Stock Market.

On September 7, 2023, the Company announced that it expects to have its ADSs quoted on the OTCQX® Best Market tier of the OTC Markets Group Inc. (the “OTCQX”), an electronic quotation service operated by OTC Markets Group Inc., on September 8, 2023 under the trading symbol “LOVLY.”

Item 8.01. Other Events.

On September 7, 2023, the Company issued a press release announcing that it expects trading on the OTC to commence on September 8, 2023. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated September 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spark Networks SE

Dated: September 7, 2023	By:	/s/ Frederic Beckley
Frederic Beckley
General Counsel & Chief Administrative Officer